Exhibit 99.4

From: christine day <[ . . . ]>

Sent: Friday, May 9, 2025 12:59 AM

To: Drewry, Christopher (CH) <[ . . . ]>

Cc: [ . . . ]

Subject: Re: Kohls: Draft SEC Filings

EXTERNAL EMAIL - Purported sender: christine day <[ . . . ]> emailing from [ . . . ]

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Chris,

My issue with this is the disagreements were documented before the 8th. Both by phone and text messages to other directors and in the response I wrote to the original email where I stated I would not attend the comp committee as I was resigning. In that email I stated I would send a separate email to John who was not copied on that privileged document, to resign.

My objections and conversations with other board members were known by several board members at the time the 8k was circulated for review (not to me) at Wednesday’s meeting.

It appears my emails and discussions were deliberately treated separately in order to file the first 8k with the no conflicts caveats. I had no opportunity to give input or review the filing.

If I agree to this statement and then was later questioned and the truth came out about the prior emails and texts, how would you reconcile that I had to send a second email on just that one topic, which was also received by the company prior to the post market release of the first 8k?

How can you [ . . . ] not respond to ISS and share material information with only select shareholders? A recommendation reached in a discussion with the person who has been reluctant to disclose the full known risks to all board members and even all board chairs or exec committee before the vote for him to be interim CEO?

There were several other issues. The same lack of disclosure issues arose with [ . . . ]. The decision was handled by Michael behind the scene—not by
[ . . . ], directly with [ . . . ]. It could be argued it was the right decision, but it was handled the wrong way. [ . . . ].

There is no delegation to committees or chairs, Michael “handles” everything, maybe speaks to one person or 2, then “tells” everyone what the decision is. Some people know more than others leading to board members feeling alienated, out of the loop, and worse—developing a culture where real discussions rarely occur.

As directors, we all get sued together - so transparency with risks is a requirement for trust and accountability. To place other directors in position of making a decision without full disclosure of risks is unacceptable. And it has been going on far too long.

It is not just a one time issue. I gave a recap to John on our board review call last Thursday of several significant process gaps, and risks that I had taken to Michael and Jennie, and then John, Yael and Wendy. I also told John I was considering leaving over it.

Then came the ISS email. It was the last straw.

There is simply no way the Board could have interpreted my resignation as having no conflict issues.

This was a deliberately selective edit.

So you will have to correct the filing as a mis-statement. Not an after the fact email.

Christine

Sent from my iPhone